Monarch Casino & Resort Reports First Quarter Net Revenue of $45.5 Million and Adjusted EBITDA Of $10.3 Million

RENO, NV -- (Marketwired - April 23, 2014) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or "the Company") today reported operating results for the first quarter ended March 31, 2014, as summarized below:

                                            --------------------  --------
($ in thousands, except per share data and   Three Months Ended
 percentage)                                      March 31,
                                               2014       2013    Decrease
                                            ---------  ---------  --------

Net revenue (1)                             $  45,508  $  45,605      (0.2%)

Total Adjusted EBITDA(1) (2)                   10,287     12,064     (14.7%)

Net income                                  $   3,276  $   4,262     (23.1%)
                                            =========  =========  ========

Basic EPS                                   $    0.20  $    0.26     (23.1%)
Diluted EPS                                 $    0.19  $    0.26     (26.9%)

(1)  Commencing with the 2014 first quarter, the Company is reporting consolidated results rather than results for each of its two facilities.
(2)  Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented, "Higher operating expenses at both Atlantis and Monarch Black Hawk, combined with flat consolidated revenue, drove declines in Adjusted EBITDA and net income in the first quarter of 2014 compared to the same quarter last year. The severe winter weather adversely impacted our Monarch Black Hawk operations throughout the quarter. Black Hawk had 50% more snow days than last year's first quarter and all but one weekend during the 2014 first quarter was impacted by adverse weather.

"Our redesign and upgrade of the Monarch Black Hawk casino facility is progressing as planned. To accommodate construction, we have had to reduce the number of slot machines on the gaming floor by approximately 13%. To minimize additional disruption, we are staging the work in three equal phases. Completion of each phase will take approximately six to seven months and we expect to finish the first phase in the third quarter of 2014.

"We have also begun excavation work on the 1.5 acre land parcel contiguous to the Monarch Black Hawk facility to build a new parking structure. Construction of the new parking structure is the first step in our city approved master plan to transform Monarch Black Hawk into a full-scale casino resort.

"Finalization of the master plan's detailed design has taken longer than originally anticipated due to modifications we are making to further enhance and value engineer the project. Once the detailed plans are completed, we will announce the project's cost estimate and construction timeline.

"Upon completion of the expansion, we believe Monarch Black Hawk will present best in class gaming, lodging and food and beverage offerings to our Black Hawk guests while providing an attractive return on investment for our investors."

Summary of 2014 First Quarter Operating Results
For the 2014 first quarter, consolidated net revenue of $45.5 million declined 0.2% year over year driven by lower revenue from Monarch Black Hawk. The 3.1% increase in revenue from the Company's food and beverage operations was more than offset by a 2.6% decline in casino revenue and a 12.6% decline in hotel revenue during the quarter. The decline in hotel revenue was driven primarily by the loss of a large convention in Reno. Consolidated promotional allowance decreased by $1.0 million or 9.2%.

The Company generated consolidated Adjusted EBITDA of $10.3 million in the first quarter of 2014, a decline of $1.8 million, or 14.7%, over the same period a year ago.

Casino operating expense as a percentage of casino revenue was 41.7% for the first quarter of 2014 compared to 39.2% in the first quarter of 2013. Food and beverage operating expense as a percentage of food and beverage revenue for the 2014 first quarter decreased slightly to 40.5% from 40.7% in the 2013 first quarter. Hotel operating expense as a percentage of hotel revenue increased to 29.8% for the first quarter of 2014 compared to 26.4% for the prior year.

Selling, general and administrative ("SG&A") expenses for the 2014 first quarter increased $1.0 million, or 7.8%, over the 2013 first quarter, driven primarily by higher salaries, wages and benefits; repairs and maintenance; marketing; and, utilities expense.

Credit Facility
During the 2014 first quarter, the Company made net principal payments of $4.9 million which reduced the amount outstanding on its credit facility to $48.9 million at March 31, 2014, compared to $71.8 million outstanding as of March 31, 2013. Capital expenditures of $5.0 million in the first quarter of 2014 were funded from operating cash flows and primarily represent costs related to the Monarch Black Hawk master development plan including the ongoing redesign and upgrade of the existing facility.

Interest expense for the 2014 first quarter decreased to $0.3 million from $0.6 million for the first quarter of 2013 due to a lower interest rate driven by our lower leverage combined with lower outstanding borrowings in the 2014 first quarter compared to the 2013 first quarter.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions; (iii) plans, objectives and expectations regarding Monarch Black Hawk; and (iv) plans, costs, financing, construction, completion and opening timelines of redesigned and expanded facilities at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Black Hawk redesign and expansion projects, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis, including the ability of the Company to restructure its credit facility on acceptable terms;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.MonarchCasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Company acquired the Monarch Casino Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012. The property features approximately 32,000 square feet of casino space, approximately 600 slot machines, 9 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Monarch owns a 1.5 acre land parcel contiguous to the Monarch Casino Black Hawk which is zoned for gaming and is included in the city approved master planned expansion. Once completed, the master plan will nearly double the casino space and will add a 22 story hotel tower with 507 guest rooms and suites, an upscale spa and pool facility, four restaurants, additional bars, a new parking structure and associated support facilities. The planned ten story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,550 parking spaces.

                        - financial tables follow -

                       Monarch Casino & Resort, Inc.
              Condensed Consolidated Statements of Operations
                   (In thousands, except per share data)

                                                      Three Months Ended
                                                          March 31,
                                                  -------------------------
                                                      2014          2013
                                                  -----------   -----------
                                                  (unaudited)   (unaudited)
Revenues
Casino                                            $    36,034   $    36,995
Food and beverage                                      12,265        11,891
Hotel                                                   4,644         5,311
Other                                                   2,479         2,330
                                                  -----------   -----------
Gross revenues                                         55,422        56,527
  Less promotional allowances                          (9,914)      (10,922)
                                                  -----------   -----------
Net revenues                                           45,508        45,605
                                                  -----------   -----------

Operating expenses
Casino                                                 15,022        14,506
Food and beverage                                       4,971         4,844
Hotel                                                   1,384         1,404
Other                                                     875           752
Selling, general and administrative                    13,231        12,271
Depreciation and amortization                           4,694         4,643
                                                  -----------   -----------
Total operating expenses                               40,177        38,420
                                                  -----------   -----------

Income from operations                                  5,331         7,185
                                                  -----------   -----------

Other expenses
Interest expense                                         (287)         (566)
                                                  -----------   -----------
Total other expenses                                     (287)         (566)
                                                  -----------   -----------

Income before income taxes                              5,044         6,619
Provision for income taxes                             (1,768)       (2,357)
                                                  -----------   -----------
Net income                                        $     3,276   $     4,262
                                                  ===========   ===========

Earnings per share of common stock
Basic                                             $      0.20   $      0.26
Diluted                                           $      0.19   $      0.26

Weighted average shares outstanding
Basic                                                  16,536        16,147
Diluted                                                17,259        16,275

                       Monarch Casino & Resort, Inc.
                   Condensed Consolidated Balance Sheets
                               (In thousands)

                                                  March 31,    December 31,
                                                ------------   ------------
                                                    2014           2013
                                                ------------   ------------
                                                 (unaudited)
ASSETS
Current assets
  Cash and cash equivalents                     $     17,093   $     19,330
  Receivables, net                                     2,380          2,628
  Income taxes receivable                                  -            608
  Inventories                                          2,394          2,675
  Prepaid expenses                                     3,768          2,830
  Deferred income taxes                                5,909          5,909
                                                ------------   ------------
    Total current assets                              31,544         33,980
                                                ------------   ------------
Property and equipment
  Land                                                28,680         28,680
  Land improvements                                    6,562          6,562
  Buildings                                          150,828        150,828
  Buildings improvements                              15,897         15,897
  Furniture & equipment                              135,456        134,425
  Construction in progress                             8,118          4,891
  Leasehold improvements                               1,347          1,347
                                                ------------   ------------
                                                     346,888        342,630
  Less accumulated depreciation and
   amortization                                     (170,694)      (166,993)
                                                ------------   ------------
    Net properties and equipment                     176,194        175,637
Other assets
  Goodwill                                            25,111         25,111
  Intangible assets, net                               8,240          8,531
  Differed income taxes                                  350            350
  Other assets, net                                      838            914
                                                ------------   ------------
    Total other assets                                34,539         34,906
                                                ------------   ------------
    Total assets                                $    242,277   $    244,523
                                                ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                              $      7,363   $      8,666
  Construction accounts payable                        1,204              -
  Accrued expenses                                    17,661         18,177
  Income taxes payable                                 1,160              -
                                                ------------   ------------
    Total current liabilities                         27,388         26,843
                                                ------------   ------------
Long-term debt                                        48,900         53,800
                                                ------------   ------------
    Total liabilities                                 76,288         80,643
                                                ------------   ------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                          -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares
   issued; 16,669,170 outstanding at March 31,
   2014;16,482,768 outstanding at December 31,
   2013                                                  191            191
  Additional paid - in capital                        25,339         30,926
  Treasury stock, 2,427,130 shares at March
   31, 2014, 2,613,532 shares at December 31,
   2013                                              (35,377)       (39,797)
  Retained earnings                                  175,836        172,560
                                                ------------   ------------
    Total stockholders' equity                       165,989        163,880
                                                ------------   ------------
    Total liabilities and stockholders' equity  $    242,277   $    244,523
                                                ============   ============

                        Monarch Casino & Resort, Inc.
               Reconciliation of Adjusted EBITDA to Net Income
                          (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

                                                 Three Months Ended
                                                     March 31,
                                               ---------------------
                                                  2014        2013
                                               ---------   ---------

           Total Adjusted EBITDA               $  10,287   $  12,064

       Expenses:
         Stock based compensation                   (262)       (236)
         Depreciation and amortization            (4,694)     (4,643)
         Interest expense                           (287)       (566)
         Provision for income taxes               (1,768)     (2,357)
                                               ---------   ---------
           Net Income                          $   3,276   $   4,262
                                               =========   =========

(1)  "Adjusted EBITDA", a non-GAAP financial measure, consists of net income plus provision for income taxes, stock based compensation expense, other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes.
     Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report
     Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
Chief Financial Officer
775/825-4700
rrowan@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com